Exhibit 10.1
F21.179

DATED 3 DECEMBER  2013

BALTIC TIGER LIMITED
BALTIC LION LIMITED
 (as Borrowers)

- and -

DVB BANK SE
and others
(as Lenders)

- and -

DVB BANK SE
 (as Agent)

-and-

DVB BANK SE
(as Security Agent)

US$44,000,000 SECURED
LOAN AGREEMENT

m.v. "K. HAPPINESS" (tbr "BALTIC TIGER")
m.v. "K. GLOBAL PRIDE" (tbr "BALTIC LION")

CONTENTS

		Page

1	Definitions and Interpretation	1

2	The Loan and its Purpose	24

3	Conditions of Utilisation	25

4	Advance	26

5	Repayment	27

6	Prepayment	28

7	Interest	30

8	Indemnities	33

9	Fees	38

10	Security and Application of Moneys	39

11	Representations	45

12	Undertakings and Covenants	52

13	Events of Default	65

14	Assignment and Sub-Participation	70

15	The Agent, the Security Agent and the Lenders	73

16	Set-Off	82

17	Payments	82

18	Notices	84

19	Partial Invalidity	87

20	Remedies and Waivers	87

21	Joint and several liability	87

LOAN AGREEMENT

Dated:	3 December 2013

BETWEEN:

(1)	BALTIC TIGER LIMITED ("Baltic Tiger") and BALTIC LION LIMITED ("Baltic Lion"), each a company incorporated under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (together the "Borrowers" and each a "Borrower") jointly and severally; and

(2)	the banks listed in Schedule 1 (The Lenders and the Commitments), each acting through its office at the address indicated against its name in Schedule 1 (together the "Lenders" and each a "Lender"); and

(3)	DVB BANK SE, acting as agent and arranger through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (in that capacity the "Agent"); and

(4)	DVB BANK SE, acting as security agent through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (in that capacity the "Security Agent").

WHEREAS:

(A)	Each Borrower has agreed to purchase the relevant Vessel from the relevant Seller on the terms of the relevant MOA and intends to register that Vessel under an Approved Flag.

(B)	Each of the Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments, up to forty four million Dollars ($44,000,000)) in two (2) Drawings which the Borrowers will use to finance or refinance (as the case may be) part of the purchase price of the Vessels.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

"Account Holder" means Nordea Bank Finland plc acting through its Cayman Islands branch or any other bank or financial institution which at any time, with the Agent's prior written consent, holds the Earnings Accounts.

"Account Control Agreement(s)" means the account control agreements among, in each case, a Borrower, the Account Holder and the Security Agent, which is referred to in Clause 10.1.5 (Security Documents).

"Accounts Charge(s)" means the deed or deeds of charge or account pledge agreement (as applicable) referred to in Clause 10.1.4 (Security Documents).

"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.

"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

"Approved Flag" means the flag of the Republic of the Marshall Islands, the flag of Liberia or the flag of Hong Kong or any other flag acceptable to the Agent at its absolute discretion.

"Approved Shipbrokers" means any firms of shipbrokers contained in the list set out in Schedule 7 (Approved List of Shipbrokers), as such list shall be updated or revised from time to time by the Agent in its discretion or any other firm of shipbrokers, at the Agent's discretion and "Approved Shipbroker" means any one of them.

"Assignments" means the deeds of assignment referred to in Clause 10.1.2 (Security Documents).

"Availability Termination Date" means 31 January 2014, or such later date as all the Lenders may in their discretion agree.

"Break Costs" means all sums payable by the Borrowers from time to time under Clause 8.3 (Break Costs).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Frankfurt am Main and Athens.

"Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the USA or any agency or instrumentality thereof (provided that the full faith and credit of the USA is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the USA rated at least A-1 or the equivalent thereof by S&P or at least P‑1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in (i) through (iv) above.

"Change of Control" means, in respect of the Guarantor (or in its capacity as Pledgor), any time during which and for any reason:-

(a)	the Guarantor fails to own, directly or indirectly, one hundred per cent (100%) of the capital stock or other equity interests of each Borrower; or

(b)	there is a sale, lease or transfer of all or substantially all of the Guarantor's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); or

(c)	there is a liquidation or dissolution of the Guarantor; or

(d)	any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Permitted Holders, become the owner, directly or indirectly, beneficially or of record, of shares representing more than thirty per cent (30%) of the outstanding voting or economic equity interests of the Guarantor; or

(e)	there is a replacement of a majority of the directors on the board of directors of the Guarantor over a two-year period from the directors who constituted the board of directors of the Guarantor at the beginning of such period and such replacement has not been approved by a vote of at least a majority of the board of directors of the Guarantor then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved; or

(f)	there is a "change of control" or similar event (however described) in any documentation related to any Financial Indebtedness of the Guarantor or the Group or any member of the Group; or

(g)	the Guarantor's common stock ceases to be traded on the New York Stock Exchange or any other internationally recognised stock exchange; or

(h)	the Permitted Holders, collectively, are no longer the owners, directly or indirectly, beneficially or of record, of shares representing more than thirty per cent (30%) of the outstanding voting interests of the Guarantor.

"Charters" means, in respect of a Vessel, any time charter or other contract of employment, in relation to that Vessel which exceeds or is capable of exceeding thirteen (13) months duration taking into account any extension options entered or to be entered into by a Borrower (as owner) with a Charterer (as charterer) on terms and subject to conditions acceptable to the Agent, including without limitation, the Initial Charters and "Charter" means any one of them.

"Charterer" means, in respect of a Vessel, any charterer that has entered or may enter into a Charter with a Borrower in respect of a Vessel, including without limitation, the Initial Charterers.

"Collateral" shall mean all property (whether real or personal) with respect to which any Encumbrance has been granted (or purported to be granted) pursuant to any Security Document.

"Commitment" means, in relation to a Lender, the amount of the Loan which that Lender agrees to advance to the Borrowers as its several liability as indicated against the name of that Lender in Schedule 1 (The Lenders and the Commitments) and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and "Commitments" means more than one of them.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Consolidated Net Worth" means the Net Worth of the Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interest in Subsidiaries.

"Currency of Account" means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delivery Date" means the date of actual delivery of a Vessel from a Seller to a Borrower under an MOA.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties to this Agreement; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party to this Agreement preventing that, or any other, party to this Agreement:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties to this Agreement in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

"Dividend" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders, partners or members or authorised or made any other distribution, payment or delivery of property (other than common stock or the right to purchase any of such stock of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or partnership or membership interests outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of, or equity interests in, such Person outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to is capital stock or other equity interests). Without limiting the foregoing, "Dividends" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting side of any funds for the foregoing purposes.

"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

"Dollars" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

"Drawdown Date" means the date on which the relevant Drawing is advanced under Clause 4 (Advance).

"Drawdown Notice" means a notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

"Drawing" means Drawing A and Drawing B to be advanced pursuant to a Drawdown Notice and "Drawings" means more than one of them.

"Drawing A" means a part of the Loan, in an amount not exceeding the Maximum Drawing Amount in relation to Drawing A, for the purpose of partially financing the purchase price of Vessel A under the relevant MOA on its relevant Delivery Date or if the relevant Borrower has already purchased Vessel A from the relevant Seller to refinance part of the purchase price of Vessel A.

"Drawing B" means a part of the Loan, in an amount not exceeding the Maximum Drawing Amount in relation to Drawing B, for the purpose of partially financing the purchase price of Vessel B under the relevant MOA on its relevant Delivery Date or if the relevant Borrower has already purchased Vessel B from the relevant Seller to refinance part of the purchase price of Vessel B.

"Earnings" means (i) all hires, freights, pool income and other sums payable to or for the account of a Borrower in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel and (ii) (to the extent not included in (i) above) all rights, title, interest and benefits of any Charter.

"Earnings Accounts" means the two (2) bank accounts to be opened, one in the name of each Borrower with the Account Holder and designated "Baltic Tiger Limited - Earnings Account" and "Baltic Lion Limited - Earnings Account" respectively and "Earnings Account" means each one of them.

"Encumbrance" means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Environment" means all or any of the following media: air (including air within buildings or other structures and whether below or above ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of the land); land covered with water; and water (including sea, ground and surface water and any living organism supported by such media).

"Environmental Approval" means any and all consents, authorisations, licences or approvals of any Government Entity required under any Environmental Laws applicable to a Vessel or any part thereof or to the operation of, or the carriage of cargo and/or passengers on, or the provision of goods and/or services of or from a Vessel or any part thereof.

"Environmental Claim" means any and all enforcements, clean ups, removals or other regulatory actions or laws instituted or completed by any Government Entity under or pursuant to any Environmental Laws or any Environmental Approval together with the claims made by any third party relating to damage, contribution, loss or injury resulting from any spill from a Vessel or any part thereof.

"Environmental Laws" means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes (in each case having legal or judicial import or effect), in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association in any applicable jurisdiction relating to or concerning:

(a)	pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;

(b)	the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of hazardous materials; and

(c)	the emission, leak, release, spill or discharge into the Environment of dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any hazardous materials and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the following laws of the United States of America (each as amended): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Oil Pollution

Act of 1990, the Resource Conservation and Recovery Act and the Toxic Substances Control Act together, in each case, with the regulations promulgated and the guidance issued pursuant thereto.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.
"ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with a Security Party would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the IRC.

"ERISA Funding Event" means (i) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (ii) the filing pursuant to Section 412 of the IRC or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii)  the failure by any Security Party or any Subsidiary or ERISA Affiliate to make any required contribution to a Multiemployer Plan; (iv) a determination that any Plan is, or is expected to be, in "at risk" status (within the meaning of Section 430(i) of the IRC); (v) the incurrence by any Security Party or any Subsidiary or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (vi) the receipt by any Security Party or any Subsidiary or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Security Party or any Subsidiary or ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, in reorganization within the meaning of Section 4241 of ERISA, or in endangered or critical status within the meaning of Section 432 of the IRC or Section 305 of ERISA; and (vii) any "reportable event", as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period to the PBGC is waived).

"ERISA Termination Event" means (i) the imposition of any lien under Section 430(k) of the IRC or any other lien in favor of the PBGC or any Plan or Multiemployer Plan on any asset of any Security Party or any Subsidiary or ERISA Affiliate thereof in connection with any Plan or Multiemployer Plan; (ii) the receipt by any Security Party or any Subsidiary or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA; (iii)  the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA; (iv) the institution of proceeding to terminate a Plan or a Multiemployer Plan; (v) the incurrence by any Security Party or any Subsidiary or ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; or (vi) the occurrence of any other event or condition which might constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan.

"Event of Default" means any of the events or circumstances set out in Clause 13.1 (Events of Default).

"Exchange Act" means the Securities Exchange Act of 1934 of the USA.

"Facility Period" means the period beginning on the Signing Date and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Agent and the Borrowers setting out any of the fees referred to in Clause 9 (Fees).

"Fair Market Value" means the market value of a Vessel or a Fleet Vessel (as the case may be) calculated in accordance with Clause 10.14 (Fair Market Value determination).

"Final Maturity Date" means the sixth (6th) anniversary of the second Drawdown Date.

"Finance Documents" means this Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrowers and "Finance Document" means any one of them.

"Finance Parties" means the Agent, the Security Agent and the Lenders and "Finance Party" means any one of them.

"Financial Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar instrument;

(d)	any finance or capital lease;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services;

(g)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

provided that the Financial Indebtedness shall not in any event include trade payables and expenses accrued in the ordinary course of business.

"Fleet Market Value" means the aggregate Fair Market Value of the Fleet Vessels.

"Fleet Vessels" means any vessel (including the Vessels) from time to time managed by the Guarantor, as they appear in the then most recent financial statements delivered pursuant to Clauses 12.1.1 (Financial statements) and 12.1.3 (Interim financial statements) and "Fleet Vessel" means any one of them.

"Foreign Plan" means an employee benefit plan, program, policy, scheme or arrangement that is not subject to U.S. law and is maintained or contributed to by any Security Party or any Subsidiary or for which any Security Party or any Subsidiary has or could have any liability.

"Foreign Termination Event" means the occurrence of an event with respect to the funding or maintenance of a Foreign Plan, that could reasonably be expected to result in a lien on, or seizure of, any of the Collateral.

"Foreign Underfunding" means the excess, if any, of the accrued benefit obligations of a Foreign Plan (based on those assumptions used to fund that Foreign Plan or, if that Foreign Plan is unfunded, based on those assumptions used for financial accounting statement purposes or, if accrued benefit obligations are not calculated for financial accounting purposes, based on such reasonable assumptions as may be approved by the Borrower’s independent auditors for these purposes) over the assets of such Foreign Plan.

"GAAP" means generally accepted accounting principles in the USA.

"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant.

"Guarantee" means the guarantee and indemnity referred to in Clause 10.1.3 (Security Documents).

"Guarantor" means Baltic Trading Limited, a company incorporated under the laws of the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lenders or to the Security Agent on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

"Guarantor's Assignments" means the letters in relation to the Vessels' assignments of Insurances referred to in Clause 10.1.8 (Security Documents) and "Guarantor's Assignment" means each one of them.

"Group" means the Guarantor and each of its Subsidiaries.

"IAPPC" means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.

"Initial Charters" means, in respect of a Vessel, the time charter entered into between each Borrower and the relevant Initial Charterer evidenced by a recap dated 14 November 2013 in respect of Vessel A and 15 November 2013 in respect of Vessel B, with a period of duration between eleven (11) and thirteen (13) months commencing from the Delivery Date of each Vessel at a daily rate of hire equal at any given time to 102.75% of the average of the four time charter routes as published by the Baltic Capesize Index and otherwise on the terms and conditions to be contained therein and "Initial Charter" means either one of them.

"Initial Charterers" means, in respect of Vessel A, SwissMarine Services S.A. of 13 route de Florissant, 1206 Geneva, Switzerland and in respect of Vessel B, Cargill International SA of 14, Chemin de Normandie, 1211 Geneva, Switzerland and "Initial Charterer" means either one of them.

"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"Intellectual Property" means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of a Security Party.

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 7.7 (Accrual and payment of interest).

"Interest Period" means each period for the determination and payment of interest selected by the Borrowers or agreed or selected by the Agent pursuant to Clause 7.1 (Interest).

"IRC" means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

"ISM Company" means, at any given time, the company responsible for a Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS Code" means the International Ship and Port Facility Security Code.

"ISPS Company" means, at any given time, the company responsible for a Vessel's compliance with the ISPS Code.

"ISSC" means a valid international ship security certificate for a Vessel issued under the ISPS Code.

"LIBOR" means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks (or by two of them if one is unable to quote) to leading banks in the London interbank market, at 11.00 a.m. three (3) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero.

"Leverage" means the aggregate Financial Indebtedness (including available but undrawn working capital lines) of the Group divided by the Value Adjusted Total Assets.

"Loan" means the aggregate amount advanced or to be advanced by the Lenders to the Borrowers under Clause 4 (Advance) or, where the context permits, the amount advanced and for the time being outstanding.

"Loan Administration Form" means a loan administration form substantially in the form of Schedule 6 (Loan Administration Form).

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

"Management Agreements" means the agreements for the commercial and/or technical management of the Vessels entered or to be entered into between the Borrowers respectively and the Managers and "Management Agreement" means any one of them.

"Managers" means (a) Anglo-Eastern Ship Management Limited a company incorporated under the laws of Hong Kong, whose registered office is at 23rd Floor, 248 Queen's Road East, Wanchai, Hong Kong, (b) Genco Shipping & Trading Limited, a company incorporated under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 with its principal place of business at 299 Park Avenue, 12th Floor, New York, New York 10171, USA (its chief executive office) and (c) Genco Ship Management LLC, a company incorporated under the laws of Delaware whose registered office is at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808 with its chief at 299 Park Avenue, 12th Floor, New York, New York 10171, or such other commercial and/or technical managers of the Vessels nominated by the relevant Borrower as the Agent may approve, such approval not to be unreasonably withheld, and Wallem Shipmanagement Limited of 12/F, Warwick House East, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong and V.Ships Ship Management are approved managers.

"Managers’ Undertakings" means the letters of undertaking referred to in Clause 10.1.6 (Security Documents) and "Managers' Undertaking" means each one of them.

"Mandatory Cost" means the cost imputed to a Finance Party of compliance with the mandatory liquid asset requirements and/or the banking supervision or other costs imposed by national or international regulations.

"Margin" means three point thirty five per cent (3.35%) per annum.

"Material Adverse Effect" means, in the opinion of the Agent, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any member of the Group or the Group as a whole; or

(b)	the ability of any Security Party to perform its obligations under any Finance Document; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Maximum Drawing Amount" means:

(a)	in respect of Drawing A, an amount not exceeding the lesser of (a) twenty one million four hundred thousand Dollars ($21,400,000) and (ii) forty five per cent (45%) of the Fair Market Value of Vessel A on its Delivery Date on the basis of the valuation obtained by the Agent under Clause 3.1 (Conditions precedent); and

(b)	in respect of Drawing B, (i) if Drawing A is advanced and is outstanding, an amount not exceeding the lesser of (a) twenty two million six hundred thousand Dollars ($22,600,000) and (b) forty five per cent (45%) of the Fair Market Value of Vessel B on its Delivery Date on the basis of the valuation obtained by the Agent under Clause 3.1 (Conditions precedent) or (ii) if Drawing A has been refinanced by another bank or cancelled or prepaid in full prior to the Drawdown Date in respect of Drawing B, an amount not exceeding the lesser of (a) twenty six million Dollars ($26,000,000) and (b) fifty five per cent (55%) of the Fair Market Value of Vessel B on its Delivery Date on the basis of the valuation obtained by the Agent under Clause 3.1 (Conditions precedent).

"Maximum Loan Amount" means (i) an amount not exceeding the lesser of (a) forty four million Dollars ($44,000,000) and (b) forty five per cent (45%) of the aggregate Fair Market Value of both Vessels on the Delivery Date of Vessel B determined prior to the relevant Delivery Date on the basis of the valuation received by the Agent under Clause 3.1 (Conditions precedent) or (ii) an amount not exceeding the lesser of (a) twenty six million Dollars ($26,000,000) and (b) fifty five per cent (55%) of the Fair Market Value of Vessel B on its Delivery Date on the basis of the valuation obtained by the Agent under Clause 3.1 (Conditions precedent), if Drawing A is refinanced by another bank or cancelled or prepaid in full prior to the Drawdown Date in respect of Drawing B.

"Minimum Consolidated Net Worth" means an amount not less than (a) $232,796,091 plus (b) fifty per cent (50%) of the value of any subsequent primary equity offerings of the Guarantor after 30 April 2013.

"MOAs" means the memoranda of agreement each dated 31 October 2013 entered into between the Seller and the relevant Borrower on the terms and subject to the conditions of which the Seller will sell (a) Vessel A to Baltic Tiger for a purchase price of fifty million five hundred thousand Dollars ($50,500,000) and (b) Vessel B to Baltic Lion for a purchase price of fifty two million five hundred thousand Dollars ($52,500,000) and "MOA" means either one of them.

"Moody’s" shall mean Moody’s Investors Service, Inc. and its successors.

"Mortgages" means the preferred or statutory (as the case may be) mortgages referred to in Clause 10.1.1 (Security Documents) and "Mortgage" means any one of them.

"Multiemployer Plan" means, at any time, a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which any Security Party or any Subsidiary or ERISA Affiliate has or could have any liability or obligation to contribute.

"Net Worth" means, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders' equity, but excluding treasury stock.

"Nordea Loan Agreement" means the credit agreement dated as of 16 April 2010 as amended and made between the Guarantor, the various lenders from time to time thereunder and Nordea Bank Finland plc, acting through its New York branch as administrative agent and security trustee relating to a revolving credit facility of $150,000,000.

"Original Financial Statements" means the audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2012.

"PBGC" means the United States Pension Benefit Guarantee Corporation, or any successor entity thereto.

"Parties" means the parties to this Agreement and "Party" means any one of them.

"Permitted Encumbrance" means:

(a)	any Encumbrance created by the Security Documents;

(b)	any liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	any liens incurred in the ordinary course of trading a Vessel: (i) in the case of liens other than bunkers, up to an aggregate amount at any time not exceeding one hundred thousand Dollars ($100,000) which is discharged within fourteen (14) days following its occurrence and (ii) in the case of bunkers for a Vessel which is discharged within thirty (30) days following its occurrence;

(d)	any liens for salvage; and

(e)	any other Encumbrance which has the prior written approval of the Agent.

"Permitted Holders" means (a) Mr. Peter Georgiopoulos (including his immediate family members and trusts to which he or such family members hold a beneficial interest, (b) any corporation or any other entity directly or indirectly controlled by Mr. Peter Georgiopoulos and (c) Genco Shipping & Trading Limited, a corporation organised and existing under the laws of the Republic of the Marshall Islands.

"Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect to which any Security Party or any Subsidiary or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Pledgor" means the Guarantor in its capacity as pledgor under the Shares Pledge.

"Proportionate Share" means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced).

"Quarter Dates" means 31 March, 30 June, 30 September and 31 December of each calendar year.

"Reference Banks" means, in relation to LIBOR, DVB Bank SE at Platz der Republik 6, D-60325 Frankfurt Am-Main, Germany or any other highly rated, in the opinion of the Agent, (by Standard & Poor or any other reputable rating agency acceptable to the Agent) bank or financial institution selected by the Agent.

"Relevant Documents" means the Finance Documents, the MOAs, the Charters, the Management Agreements and the Account Holder's confirmation specified in Part I of Schedule 2 (Conditions precedent).

"Repayment Date" means the date for payment of any Repayment Instalment in accordance with Clause 5.1 (Repayment of Loan).

"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrowers under Clause 5.1 (Repayment of Loan).

"Requisition Compensation" means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"S&P" means Standard & Poor's Rating Services, a division of McGraw Hill Companies, Inc. and its successors.

"Screen Rate" means in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period displayed on the BBA LIBOR page of the Reuters screen.  If the BBA LIBOR page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.

"Security Documents" means the Mortgages, the Assignments, the Guarantee, the Accounts Charges, the Account Control Agreements, the Share Pledges, the Managers' Undertakings, the Guarantor's Assignments, any UCC financing statements or documents or similar import or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.

"Security Parties" means the Borrowers, the Guarantor, the Pledgor and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness but for the avoidance of doubt shall not include any Manager or Charterer, and "Security Party" means any one of them.

"Seller" means:

(a)	in respect of Vessel A, Concord Shipholding S.A. of 53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama; and

(b)	in respect of Vessel B, Harmony Shipholding S.A. of 53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama,

each to be guaranteed by SK Shipping Co., Ltd.

"Shareholder Rights Agreement" shall mean the shareholder rights agreement entered into as of 5 March 2010 by and between the Guarantor and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareholder

Services), a New Jersey limited liability company, as rights agent, without giving effect to any amendments, modifications or supplements thereto.

"Share Pledges" means the pledges of shares referred to in Clause 10.1.7 (Security Documents).

"Signing Date" means the date of this Agreement.

"SMC" means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for a Vessel developed and implemented in accordance with the ISM Code.
"Subsidiary" means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Assets" means the amount which is equal to the total assets of the Guarantor as shown in the Guarantor’s applicable financial statements.

"Total Loss" means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b) above), unless that Vessel is released and returned to the possession of the relevant Borrower within thirty (30) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

"Transfer Date" means, in relation to any Transfer Certificate, the later of:

(a)            the proposed Transfer Date specified in the Transfer Certificate; and

(b)            the date on which the Agent executes the Transfer Certificate.

"Trust Property" means:

(a)	all benefits derived by the Security Agent from Clause 10 (Security and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

"UCC" means The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
"USA" means the United States of America.

"Value Adjusted Total Assets" means the Total Assets of the Guarantor adjusted in each case for the difference of the book value of the Fleet Vessels (as evidenced in the most recent financial statements delivered pursuant to Clause 12.1.1(Financial statements)) and the Fleet Market Value).

"Vessels" means the following capesize bulk carrier vessels of the deadweight set out below, and everything now or in the future belonging to them on board and ashore, built at Hyundai Heavy Industries in South Korea in the year set out below, currently registered under the Panama flag in the ownership of the relevant Seller with the IMO number set out below and intended to be sold to the respective Borrowers set out below on the terms of the relevant MOA and registered under the name of the respective Borrower set out below, under an Approved Flag set and "Vessel" means either one of them:

IMO Number - Vessel	Year built	DWT	Borrower
9593452 "BALTIC TIGER" (ex "K. HAPPINESS") ("Vessel A")	2011	approx. 179,185	Baltic Tiger
9593464 "K. GLOBAL PRIDE" (tbr ""BALTIC LION") ("Vessel B")	2012	approx. 179,185	Baltic Lion

"Withdrawal Liability(ies)" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6	references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to "indebtedness" include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.8	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.9	references to any Finance Party include its successors, transferees and assignees; and

1.2.10	a time of day (unless otherwise specified) is a reference to London time.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their representatives prior to the Signing Date.

2	The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers a term loan in two Drawings not exceeding the Maximum Loan Amount.

2.2	Finance Parties' obligations The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purpose The Borrowers shall apply the Loan for the purposes referred to in Recital (B).

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

2.5	Cancellation of Drawings and release of Borrowers At any time prior to issuance by the Borrowers of a Drawdown Notice the Borrowers may, by giving prior written notice to the Agent, cancel a Drawing. Upon the giving of such notice of cancellation or, in the event that the Borrowers wish to refinance in full a Drawing in respect of a Vessel, the Borrowers may request in writing to the Agent to release the relevant Borrower subject to the entry into by the Borrowers (or any other Security Parties) of any additional documents that the Agent may require in its discretion following which that Borrower shall be released from its obligations under the relevant Finance Documents and shall no longer be deemed a Borrower and the Commitments in respect of the Drawing which has been cancelled or refinanced shall be deemed terminated.

3	Conditions of Utilisation

3.1	Conditions precedent The Borrowers are not entitled to have any Drawing advanced unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent), save that references in Section 2 of that Part I to "the Vessel" or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.2	Further conditions precedent The Lenders will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the advance of that Drawing; and

3.2.2	the representations made by the Borrowers under Clause 11 (Representations) are true in all material respects; and

3.2.3	there is no material adverse change in the financial strength of any of the Borrowers and the Guarantor, nor material adverse global economic and political developments, nor material adverse developments in the international money and capital markets and which, in the opinion of the Lenders might prejudice the successful and timely performance of the Loan Agreement.

3.3	Drawing limit The Lenders will only be obliged to advance a Drawing if that Drawing will not exceed the relevant Maximum Drawing Amount nor increase the Loan to a sum in excess of the Maximum Loan Amount.

3.4	Conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the relevant Drawdown Date or as otherwise stated in Part II of Schedule 2 (Conditions subsequent) the additional documents and other evidence listed in Part II of Schedule 2 (Conditions subsequent) save that references in that Part II to "the Vessel" or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.5	No waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 3.1 (Conditions precedent) have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent (acting on the instructions of all the Lenders).

The advance of a Drawing under this Clause 3.5 shall not be taken as a waiver of the Lenders' right to require production of all the documents and evidence required by Clause 3.1 (Conditions precedent).

3.6	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.6.1	be in form and substance acceptable to the Agent; and

3.6.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Advance

4.1	Drawdown Request The Borrowers may request a Drawing to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date. Any such Drawdown Notice shall be signed by authorised signatories of the Borrowers and, once delivered, is irrevocable.

4.2	Lenders' participation Subject to Clauses 2 (The Loan and its Purpose) and 3 (Conditions of Utilisation), the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share of the relevant Drawing to the Borrowers through the Agent on the relevant Drawdown Date.

5	Repayment

5.1	Repayment of Loan The Borrowers agree to repay the Loan to the Agent for the account of the Lenders by twenty four (24) consecutive quarterly instalments, the first twenty three (23) such instalments each in the sum of six hundred and eighty seven thousand five hundred Dollars ($687,500) and the twenty fourth (24th) and final such instalment in the amount of twenty eight million one hundred and eighty seven thousand five hundred Dollars ($28,187,500) (comprising an instalment of six hundred and eighty seven thousand five hundred Dollars ($687,500) and a balloon payment of twenty seven million five hundred thousand Dollars ($27,500,000) (the "Balloon Amount")), the first instalment falling due on the date which is three (3) calendar months after the latest Drawdown Date and subsequent instalments falling due at consecutive intervals of three (3) calendar months thereafter, with the final instalment falling due no later than the Final Maturity Date.

5.2	Reduction of Repayment Instalments If the aggregate amount advanced to the Borrowers is less than forty four million Dollars ($44,000,000), the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

Both Drawings shall be advanced within a period of one (1) month from each other otherwise the Repayment Instalments and the Repayment Dates shall be adjusted by the Agent in its discretion.

If there has been a re-allocation of the balance of Drawing A to Drawing B pursuant to clause 6.2 (A) or where Drawing B is drawn for the increased Maximum Drawing Amount due to Drawing A being refinanced, cancelled or prepaid under Clause 6.2 (A) prior to the Drawdown Date in respect of Drawing B, the Borrowers shall repay Drawing B to the Agent for the account of the Lenders by twenty four (24) consecutive quarterly instalments, the first twenty three (23) such instalments each in the sum of four hundred and six thousand two hundred and fifty Dollars ($406,250) and the twenty fourth (24th) and final such instalment in the amount of sixteen million six hundred and fifty six thousand two hundred and fifty Dollars ($16,656,250) (comprising an instalment of four hundred and six thousand two hundred and fifty Dollars ($406,250) and a balloon payment of sixteen million two hundred and fifty thousand Dollars ($16,250,000) (the "Balloon Amount")), the first instalment falling due on the date which is three (3) calendar months after the Drawdown Date of Drawing B and subsequent instalments falling due at consecutive intervals of three (3) calendar months thereafter, with the final instalment falling due no later than the Final Maturity Date. In the event that any Repayment Instalments of Drawing B have been repaid prior to the refinancing, prepayment under Clause 6.2 (A) or cancellation of Drawing A, the Repayment Instalments contained in this Clause 5.2 shall be reduced pro rata to the amount outstanding at that time.

5.3	Reborrowing The Borrowers may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender (the "Notifying Lender") shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrowers, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled;

6.1.3	the Borrowers shall repay that Lender's Commitment (to the extent already advanced) on the last day of the current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments (including the Balloon Amount) shall be reduced pro rata.

6.2	Voluntary prepayment of Loan The Borrowers may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of five hundred thousand Dollars ($500,000) or an integral multiple thereof) on any Interest Payment Date subject as follows:

6.2.1	they give the Agent not less than five (5) Business Days' (or such shorter period as the Agent may agree) prior written notice;

6.2.2	no prepayment may be made until after the Availability Termination Date; and

6.2.3	any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 (Repayment of Loan) (including the Balloon Amount) on a pro rata basis.

6.2 (A)	The Borrowers may at any time prepay the amount of $18,000,000 of Drawing A and the Lenders agree that upon such prepayment and repayment of such additional amount as shall be necessary to ensure that immediately after such prepayment the Borrowers remain in compliance with the security maintenance covenant contained in Clause 10.13 excluding Vessel A, the Security Agent shall release the Mortgage and related Security Documents in respect of Vessel A and Baltic Tiger shall be released under this Agreement. Furthermore the outstanding balance of Drawing A after such prepayment shall be re-allocated to Drawing B and shall be repaid in accordance with the second paragraph of clause 5.2.

6.3	Mandatory prepayment If a Vessel is sold by a Borrower or becomes a Total Loss, the Borrowers shall, simultaneously with any such sale of a Vessel or, in the case of a Total Loss, on the earlier of (a) the date falling one hundred and eighty

(180) days after any such Total Loss and (b) the date on which the proceeds of any such Total Loss are realised, prepay the same proportion of the Loan then outstanding as the Fair Market Value that Vessel bears to the aggregate of the Fair Market Value of all the Vessels (such values to be determined in accordance with Clause 10.14 (Fair Market Value determination)) and any amount of a Drawing not yet drawn in respect of that Vessel shall be cancelled.

If an MOA is novated or assigned to a third party prior to the relevant Vessel's delivery to the relevant Borrower, all of the Commitment relating to such Vessel which is the subject of such MOA shall be cancelled immediately.

6.4	Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, (including without limitation any prepayment under Clause 6.2 (A)) subject to any Break Costs and subject to Clause 9.3 (Prepayment fees), without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrowers or the Lenders, as appropriate.

7	Interest
7.1	Interest Periods The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three (3) months' duration, or under exceptional circumstances at the Agent's absolute discretion (acting on the instructions of all the Lenders), such other duration as selected by the Borrowers by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question.

7.2	Beginning and end of Interest Periods Each Interest Period shall start on the first Drawdown Date or (if a Drawing is already made) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the first Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3	Second Drawing If the Drawing is made otherwise than on the first day of an Interest Period for the balance of the Loan, there shall be a separate initial Interest Period for that Drawing commencing on its Drawdown Date and expiring on the final date of the then current Interest Period for the balance of the Loan.

7.4	Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.5	Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.6	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost, if any.

7.7	Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of that Interest Period.

7.8	Default interest If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.8 shall be immediately payable by that Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9	Alternative interest rate If either (a) the applicable Screen Rate is not available for any Interest Period and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for that Interest Period or (b) Dollars are not available to any Lender or Lenders in the London interbank market for funding or (c) a Lender or Lenders inform the Agent by written notice that the cost to it or them of obtaining matching deposits for any Interest Period would be in excess of LIBOR and that notice is received by the Agent no later than close of business in London on the day LIBOR is determined for that Interest Period:

7.9.1	the Agent shall give notice to the Lenders and the Borrowers of the occurrence of such event; and

7.9.2	the rate of interest on each Lender's Commitment for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender's Commitment,

PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrower:

7.9.3	the Agent on behalf of the Lenders will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest during which period the interest rate that will apply is that determined by the Agent;

7.9.4	any substitute basis agreed pursuant to Clause 7.9.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments; and

7.9.5	if, within thirty (30) days of the giving of the notice referred to in Clause 7.9.1, the Borrowers and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrowers will immediately prepay the relevant Commitment, together with any Break Costs and the remaining Repayment Instalments shall be reduced pro rata.

For the avoidance of doubt, at the end of the  selected  Interest Period pursuant to this Clause 7.9 and provided that (a) the applicable Screen Rate is available for any Interest Period and the Reference Banks supply a rate to the Agent to determine LIBOR for that Interest Period and (b) Dollars are available to any Lender or Lenders in the London interbank market for funding and (c) the cost to a Lender of obtaining matching deposits for any Interest Period is not in excess of LIBOR, the Interest Rate provided in Clause 7.9 shall apply.

7.10	Determinations conclusive The Agent shall promptly notify the Borrowers of the determination of a rate of interest under this Clause 7.10 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1	Transaction expenses The Borrowers will, within fourteen (14) days of the Agent's written demand, pay the Agent (for the account of the Finance Parties) the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Finance Parties or any of them in connection with:

8.1.1	the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed);

8.1.3	save as otherwise specified in this Agreement or under the Security Documents any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessels and any costs incurred at any time during the Facility Period that the Agent requires an insurance report by an independent agency or the provision of such a report by the Borrowers); and

8.1.4	any discharge, release or reassignment of any of the Security Documents.

8.2	Funding costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) promptly on the Agent's written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason, a Drawing is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by a Finance Party).

8.3	Break Costs The Borrowers shall pay to the Agent (for the account of each Lender) promptly on the Agent's written demand the amount of all costs, losses, premiums or penalties incurred or to be incurred by that Lender as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred or to be incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan.

8.4	Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, promptly on the Agent's written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Increased costs (subject to Clause 8.6 (Exceptions to increased costs)) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the Signing Date (including the implementation or application of or compliance with the Basel II Accord or any other Basel II Regulation or Basel III (whether such implementation, application or compliance is by any central bank or any fiscal, monetary or other authority, a Finance Party or the holding company of a Finance Party)):

8.5.1	a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4	the manner in which a Finance Party allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.5.5	there is imposed on a Finance Party (or on the holding company of a Finance Party) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the Signing Date and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, or to cause a reduction in any amount due and payable to a

Finance Party under any of the Finance Documents, then, subject to Clause 8.6 (Exceptions to increased costs), the Finance Party affected shall notify the Agent and the Borrowers shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return or reduced amount.  A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

For the purposes of this Clause 8.5:

"Basel II Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date;

"Basel II Approach" means, in relation to a Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or its holding company) for the purpose of implementing or complying with the Basel II Accord;

"Basel II Regulation" means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by a Finance Party;

"Basel III" means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011 and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III"; and

"holding company" means, in respect of a Finance Party, the company or entity (if any) within the consolidated supervision of which that Finance Party is included.

8.6	Exceptions to increased costs Clause 8.5 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1	compensated for by a payment made under Clause 8.10 Taxes); or

8.6.2	compensated for by a payment made under Clause 17.3 (Grossing-up); or

8.6.3	compensated for by the payment of the Mandatory Cost; or

8.6.4	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation.

8.7	Events of Default The Borrowers shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) promptly on the Agent's written demand, against all losses, costs and liabilities incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.8	Enforcement costs The Borrowers shall pay to the Agent (for the account of each Finance Party) promptly on the Agent's written demand the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of a Vessel and/or a lender to the Borrowers, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

8.9	Other costs The Borrowers shall pay to the Agent (for the account of each Finance Party) promptly on the Agent's written demand the amount of all sums which that Finance Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel (including, but not limited to, environmental or pollution claims or any third party claims), and any sums which that Finance Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention and all sums and/or any costs imposed on a Finance Party that cannot conduct any business in any Prohibited Jurisdiction nor deal either directly or indirectly with any Prohibited Persons, as each such term is determined by the rules relating to international sanctions.

8.10	Taxes The Borrowers shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party's overall net income), including, without limitation, any costs or expenses, losses and Taxes thereon which any Finance Party may sustain or incur in acting upon the instructions which the Finance Party believes in good faith to be instructions from the Borrowers excluding any loss, cost or expense to the extent incurred as a direct result of the gross negligence or wilful misconduct of the Finance Party and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties) promptly on the Agent's written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

9	Fees

9.1	Commitment fee The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of zero point seven five per cent (0.75%) per annum on the undrawn amount of the Commitments from time to time from the Signing Date until the earlier of the Drawdown Date in respect of the final Drawing and the Availability Termination Date. The accrued commitment fee is payable on the last day of each successive period of three months from the Signing Date and on the Availability Termination Date.

9.2	Upfront fee The Borrowers shall pay to the Agent for the account of the Agent an upfront fee in the amount and at the times agreed in a Fee Letter.

9.3	Prepayment fees If Drawing B has been drawn and the Borrowers proceed to refinance the whole of the Loan or Drawing B only (and therefore no prepayment fees will be payable if Drawing A only is refinanced whether or not Drawing B has been advanced to the Borrowers) with an entity which is not affiliated to the Agent out of the proceeds of a commercial bank or financial institution loan (but not for the avoidance of doubt from debt raised in the debt and equity capital markets), the Borrowers shall pay to the Agent for the account of the Lenders the following prepayment fees to be computed in each case, on the amount of Drawing B only, simultaneously with the relevant amount being prepaid (the "Prepaid Amount"):

(a)	three per cent (3%) of the Prepaid Amount if the prepayment is made within the period from the Signing Date until the first anniversary of the Signing Date;

(b)	two per cent (2%) of the Prepaid Amount if the prepayment is made within the period from the first anniversary of the Signing Date until the second anniversary of the Signing Date; and

(c)	one per cent (1%) of the Prepaid Amount if the prepayment is made within the period from the second anniversary of the Signing Date until the end of the Facility Period.

10	Security and Application of Moneys

10.1	Security Documents As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require (including any UCC financing statements or documents or similar import):

10.1.1	first preferred or statutory (as the case may be) mortgages over the Vessels;

10.1.2	first priority deeds of assignment of the Insurances, Earnings and Requisition Compensation of the Vessels;

10.1.3	a guarantee and indemnity from the Guarantor;

10.1.4	first priority deed or deeds of charge or pledge (as applicable) over the Earnings Accounts and all amounts from time to time standing to the credit of the Earnings Accounts;

10.1.5	an account control agreement providing for the "control" (as such term is used in Article 9 of the UCC of the State of New York) of each Earnings Account by the Security Agent;

10.1.6	letters of undertaking and subordination of the Managers in respect of the Vessels, including (without limitation) an assignment of the interests of the Managers in the Insurances and subordination undertakings;

10.1.7	first priority pledges or charges (as the case may be) of all the issued shares of the Borrowers; and

10.1.8	letters of the Guarantor regarding an assignment of their interests in the Vessels' Insurances.

10.2	Earnings Accounts The Borrowers shall maintain the Earnings Accounts with the Account Holder or such other bank of requisite rating (including itself) as the Agent may designate for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

10.3	Earnings The Borrowers shall procure that all Earnings and any Requisition Compensation are credited to the relevant Earnings Account.

10.4	Application of Earnings Accounts The Borrowers shall procure that there is transferred from the Earnings Accounts (or either one of them) to the Agent:

10.4.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

10.4.2            on each Interest Payment Date, the amount of interest then due,

and the Borrowers irrevocably authorise the Agent to instruct the Account Holder to make those transfers.

10.5	Borrowers' obligations not affected If for any reason the amount standing to the credit of the Earnings Accounts (or either one of them) is insufficient to pay any

Repayment Instalment or to make any payment of interest when due, the Borrowers' obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

10.6	Release of surplus Any amount remaining to the credit of the Earnings Accounts following the making of any transfer required by Clause 10.4 (Application of Earnings Accounts) shall (unless an Event of Default shall have occurred and be continuing) be released to or to the order of the Borrowers provided that (a) the Borrowers are in compliance with Clause 12.2.1 (Financial covenants) both before and after any such release, (b) Clause 10.13 (Additional Security) is complied with and (c) the Guarantor is in compliance with clause 6.8 of the Guarantee.

10.7	Access to information The Borrowers agree that the Security Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Earnings Accounts, and irrevocably waives any right of confidentiality which may exist in relation to those records.

10.8	Statements Without prejudice to the rights of the Security Agent under Clause 10.7 (Access to information), the Borrowers will procure that the Account Holder provides to the Security Agent, on a quarterly basis and at any other time expressly requested by the Agent during the Facility Period, written statements of account in electronic format showing all entries made to the credit and debit of each of the Earnings Accounts during the immediately preceding three months.

10.9	Relocation of Accounts At any time following the occurrence and during the continuation of a Default, the Security Agent may without the consent of the Borrowers relocate either or both/any of the Earnings Accounts to any branch of the Security Agent, without prejudice to the continued application of this Clause 10 and the rights of the Finance Parties under the Finance Documents.

10.10	Application after acceleration From and after the giving of notice to the Borrowers by the Agent under Clause 13.2 (Acceleration), the Borrowers shall procure by entering into the Account Control Agreements that all sums from time to time standing to the credit of either of the Earnings Accounts are immediately transferred to the Security Agent for application in accordance with Clause 10.11

(Application of moneys by Security Agent) and the Borrowers irrevocably authorise the Security Agent to instruct the Account Holder to make those transfers.

10.11	Application of moneys by Security Agent The Borrowers and the Finance Parties irrevocably authorise the Security Agent to apply all moneys which it receives and is entitled to receive:

10.11.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

10.11.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

10.11.3	by way of transfer of any sum from either of the Earnings Accounts; or

10.11.4	otherwise under or in connection with any Security Document,

in or towards satisfaction of the Indebtedness in the following order:

10.11.5	first, any unpaid fees, costs, expenses and default interest due to the Agent and the Security Agent under all or any of the Finance Documents, such application to be apportioned between the Agent and the Security Agent pro rata to the aggregate amount of such items due to each of them;

10.11.6	second, any unpaid fees, costs, expenses (including any sums paid by the Lenders under Clause 15.12 (Indemnity)) of the Lenders due under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such items due to each of them;

10.11.7	third, any accrued but unpaid default interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such default interest due to each of them;

10.11.8	fourth, any other accrued but unpaid interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such interest due to each of them;

10.11.9	fifth, any principal of the Loan due and payable but unpaid under this Agreement, such application to be apportioned between the Lenders pro rata to each Lender's Proportionate Share; and

10.11.10
sixth, any other sum due and payable to any Finance Party but unpaid under all or any of the Finance Documents, such application to be apportioned between the Finance Parties pro rata to the aggregate amount of any such sum due to each of them;

PROVIDED THAT the balance (if any) of the moneys received shall be paid to the Security Parties from whom or from whose assets those sums were received or recovered or to any other person entitled to them.

10.12	Retention on account Moneys to be applied by the Security Agent under Clause 10.11 (Application of moneys by Security Agent) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in any of the Security Documents) the Security Agent or any receiver or administrator may retain any such moneys by crediting them to a suspense account for so long and in such manner as the Security Agent or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of the Indebtedness (or any relevant part) against the Borrowers or any of them or any other person liable.

10.13	Additional security If at any time the aggregate of the Fair Market Value of the Vessels (as determined in accordance with Clause 10.14 (Fair Market Value determination)) and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 10.13 is less than one hundred and twenty five per cent (125%) of the amount of the Loan outstanding, the Borrowers shall and will procure that the Guarantor shall, within thirty (30) days of the Agent's request, at the Borrowers' option:

10.13.1	pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

10.13.2	give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion; or

10.13.3	prepay the Loan in the amount of the shortfall and any such prepayment under this Clause 10.13.3 shall be applied in prepayment of the remaining Repayment Instalments (including the Balloon Amount) on a pro rata basis.

Clauses 5.3 (Reborrowing), 6.2 (Voluntary prepayment of Loan) and 6.4 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 10.13 and the value of any additional security provided shall be determined as stated above.

10.14	Fair Market Value determination

10.14.1 (a)	Vessel The fair market value of a Vessel shall be determined by (a) one valuation obtained by Maritime Strategies International Ltd (unless the Agent advises otherwise) (each such valuation, the "First Valuation") and (b) if so requested by the Borrowers, the Agent may obtain a second valuation by another Approved Shipbroker, which shall be selected by the Borrowers but shall be appointed by the Agent (the "Second Valuation"), and the average of the First Valuation and the Second Valuation shall constitute the value of the Vessel in question.

In the event, however, that the difference between the First Valuation and the Second Valuation in respect to the lowest value of the Vessel in question determined by each of them is more than ten per cent (10%), the Agent may obtain a third valuation from an Approved Shipbroker (the "Third Valuation"), and the average of the values determined by each of the First Valuation, the Second Valuation and the Third Valuation shall constitute the value of the Vessel in question.

(b)	Fleet Vessels The fair market value of a Fleet Vessel (other than a Vessel) shall be determined (i) for any Fleet Vessel which is financed under the Nordea Loan Agreement, as the arithmetic average of the fair market values of such Fleet Vessel on an individual charter free basis as set forth on the Appraisals (as such term is defined in the Nordea Loan Agreement) of at least two (2) Approved Appraisers (as such term is defined in the Nordea Loan Agreement) most recently delivered to, or obtained by the Administrative Agent (as such term is defined in the Nordea Loan Agreement) prior to such time in accordance with section 8.01 (c) of the Nordea Loan Agreement and (ii) for any other Fleet Vessel (other than a Vessel), the relevant value calculated pursuant to any required methodology pursuant to any contractual obligation addressing the manner in which such other Fleet Vessel is to be appraised or valued (or if there is no such other required methodology, in a manner mutually acceptable to the Borrowers and the Agent).

Notwithstanding the terms contained in Clause 10.14.1 (b) above, all valuations of any Vessel or any Fleet Vessel shall be made on a "desk-top" basis and on the basis of a charter-free sale for prompt delivery for cash at arm’s length, on normal commercial terms as between a willing buyer and a willing seller. All valuations of any Vessel shall be addressed to the Agent and all Approved Shipbrokers shall be appointed by, and reporting to the Agent.

10.14.2	Cost of valuations The Fair Market Value of the Vessels shall be determined (a) for the purposes of Clause 3.1 (Conditions precedent), (b) for the purposes of determining the relevant percentage referred to in Clause 10.13 (Additional Security) semi-annually in each calendar year on the second and fourth Quarter Date commencing from 31 December 2013 and (c) for the purposes of Clause 6.3 (Mandatory prepayment), in each case at the cost of the Borrowers. The Fair Market Value of the Fleet Vessels shall be determined for the purposes of determining the Value Adjusted Total Assets quarterly (based on semi-annual valuations in each calendar year to be taken on the second and fourth Quarter Date) commencing from 31 December 2013, at the cost of the Borrowers.

The Agent shall, however, be at liberty to assess, at no cost to the Borrowers, the Fair Market Value of any Vessel and any Fleet Vessel at any time during the Facility Period and at such frequency as the Agent shall think necessary in its absolute discretion, unless a Default or an Event of Default has occurred, in which circumstance the Borrowers shall be responsible for all costs and expenses incurred by the Agent in obtaining any valuations for the purposes of assessing the Fair Market Value of any Vessel and any Fleet Vessel.

11	Representations

11.1	Representations The Borrowers make the representations and warranties set out in this Clause 11.1 to each Finance Party on the Signing Date.

11.1.1	Status Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2	Binding obligations The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations and each Relevant Document is in full force and effect and admissible into evidence before the relevant jurisdiction which purports to govern it.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrowers are acting for their own account.

11.1.4	Power and authority Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)	to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Finance Documents; and

(b)	to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to own its assets and carry on its business,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 2 (Conditions subsequent).

11.1.6	Governing law and enforcement The choice of a particular law as the governing law of any Relevant Document expressed to be governed by that law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in the jurisdiction submitted to in any Relevant Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

11.1.7	Deduction of Tax No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.1.8	No filing or stamp taxes (1) (a) Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents (other than the Security Documents) be filed, recorded or enrolled with any court or other authority in that jurisdiction (b) under the law of the jurisdiction of the flag state of a Vessel then subject to a

Mortgage, it is not necessary that the Finance Documents (other than the Mortgage) be filed, recorded or enrolled with any court or other authority in that jurisdiction) or (c) in either case that any stamp, registration (other than registration fees in connection with the Mortgage) or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents and (2) other than the filing of UCC financing statements in the District of Columbia and the State of New York in respect of the Assignments and the Manager's Undertaking (to be granted by Genco Shipping & Trading Limited), it is not necessary that any other UCC financing statement be registered, filed, recorded or enrolled with any court or other authority in any relevant jurisdiction.

11.1.9	No default No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing.

11.1.10	No misleading information Any factual information provided by any Security Party to any Finance Party was true and accurate in all material respects as at the date it was provided and no material fact or consideration was omitted.

11.1.11	Pari passu ranking The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12	No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrowers' knowledge) threatened which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.13	Disclosure of material facts The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

11.1.14
Completeness of Relevant Documents   The copies of any Relevant Documents provided or to be provided by the Borrowers to the Agent in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

11.1.15
Legal and beneficial ownership The relevant Security Parties are, with effect from the date of each Security Document, legal and beneficial owners of all their assets and property which are the subject of the Security Documents save where the terms of a Security Document specifically provide otherwise or are otherwise the ultimate beneficial owners of all their assets and property.

11.1.16
Insolvency proceedings  No order has been made, nor any petition or other application been presented, or resolution passed or meeting convened for the winding-up, judicial management, administration or receivership of any of the Security Parties, nor are there any grounds on which any person would be entitled to have any of the Security Parties wound up or placed under judicial management, administration or receivership, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of any of the Security Parties to consider a resolution to wind up any of the Security Parties or any other resolutions, nor has any such step been taken in relation to any of the Security Parties under the law relating to insolvency or the relief of debtors in any part of the world.

11.1.17	No trading Neither Borrower has traded or carried on business prior to the Signing Date other than the acquisition, chartering and management of its Vessel.

11.1.18	Ownership of the Borrowers The issued shares in the Borrowers are legally and beneficially owned by the Pledgor and are fully paid up.

11.1.19	No breach of laws None of the Security Parties is in breach of any law binding upon it or any of its assets including (without limitation) the ISM Code, the ISPS Code, any replacement thereof and any other regulation, rule, directive, requirement, request or guideline (whether or not having the force of law).

11.1.20	Financial statements The financial statements provided pursuant to Clause 12.1 (Information undertakings) are accurate and reveal the true financial position of the relevant Security Parties.

11.1.21	No material liabilities The Borrowers have not undertaken any material liabilities, present or future, actual or contingent, save under the Relevant Documents.

11.1.22	Environmental Claims All Environmental Laws applicable to a Vessel have been complied with in all material respects and all material consents, licenses and approvals required under such Environmental Laws have been obtained and complied with in all material respects; no Environmental Claim has been made, settled or is pending against any Security Party or a Vessel, which has not been fully satisfied.

11.1.23	Ranking and effectiveness There are no Encumbrances (other than Permitted Encumbrances) affecting any of the assets of the Borrowers and the security constituted by the Security Documents is in each case valid, effective security ranking first in priority.

11.1.24
Intellectual Property Each of the relevant Security Parties has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated and does not, in carrying on its business, infringe any Intellectual Property of any third party in any respect and has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

11.1.25	No adverse consequences There are no adverse consequences for the Finance Parties (or any of them) in the jurisdiction of incorporation of any of the Security Parties in the entry into of the transactions contemplated by the Finance Documents.

11.1.26	Correctness of all documents All copy documents provided or to be provided by or on behalf of a Security Party under or in connection with the Finance Documents, including (without limitation) the constitutional documents of the Security Parties, are true, accurate and complete copies of the same, are in full force and effect and have not been modified or amended.

11.1.27	Accounting Reference Date(s) The accounting reference date of the Borrowers is 31 December of each calendar year.

11.1.28	No material adverse change There has been no material adverse change in the financial position of either Borrower or any other Security Party from that described to the Lender in the negotiation of this Agreement.

11.1.29
Insurances Each Vessel will be insured in the manner required by the Mortgage with effect from the Delivery Date, and all of the insurance covenants in a Mortgage will be fully performed from the Delivery Date onwards.

11.1.30	Immunity Neither Borrower has any right to immunity from set off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereign immunity or otherwise.

11.1.31	ERISA (i) None of the Borrowers, any Subsidiary or any ERISA Affiliate is party to a Plan or Foreign Plan, (ii) the execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any "prohibited transaction" for purposes of Section 406 of ERISA or Section 4975 of the IRC, (iii) no ERISA Termination Event has occurred or is reasonably expected to occur, (iv) no ERISA Funding Event exists or has occurred or is reasonably expected to occur and (v) no Foreign Termination Event or Foreign Underfunding exists or has occurred or is reasonably expected to occur that, when taken together with all other ERISA Termination Events, ERISA Funding Events, Foreign Termination

Events and Foreign Underfundings that exist or have occurred or which could reasonably be expected to occur, could reasonably be expected to have a Material Adverse Effect.

11.1.32	Condition of Vessels (With effect from the relevant Delivery Date) a Vessel will be and remain in the condition required by its Mortgage including (without limitation) being classed with the highest class applicable to vessels of her type with a classification society (being a member of the International Association of Classification Societies) approved by the Agent, free of overdue recommendations and qualifications unless otherwise agreed to by the Agent.

11.1.33	Chief Executive Office No Security Party has an office or place of business in the United States other than the office located at 299 Park Avenue, 12th fl., New York, New York 10171, USA.

11.2	Repetition Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrowers by reference to the facts and circumstances then existing on the date of each Drawdown Notice and the first day of each Interest Period.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1            Information undertakings

12.1.1	Financial statements The Borrowers shall supply and shall procure that the Guarantor shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, each Borrower's unaudited financial statements and the Guarantor's audited consolidated financial statements for that financial year (all such financial statements to be supplemented by updated details of all off-balance sheet and time charter hire commitments in respect of the Vessels), together with a Compliance Certificate, signed by the Chief Financial Officer of the relevant Borrower or the Guarantor (as the case may be), setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date as at which those financial statements were drawn up.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Borrowers and the Guarantor under Clause 12.1.1 (Financial statements):

(a)	shall be certified by a director of the relevant Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)	shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the relevant Borrower notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and the relevant Borrower's auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

12.1.3	Interim financial statements The Borrowers shall procure that the Guarantor shall supply to the Agent as soon as the same become available, but in any event within forty five (45) days after the end of each quarter during each of its financial years, the Guarantor's unaudited quarterly financial statements for that quarter (such financial statements to be supplemented by updated details of all off-balance sheet and time charter hire commitments in respect of the Vessels), together with a Compliance

Certificate, signed by the Chief Financial Officer of the Guarantor, setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date as at which those financial statements were drawn up.

12.1.4	Information: miscellaneous The Borrowers shall procure that each Security Party supply to the Agent:

(a)	all documents which could reasonably be expected to have a material effect on the business, assets, financial creditworthiness of either Borrower or the Guarantor or the ability of a Security Party to perform its obligations under any Finance Document which are dispatched by the Borrower or any other Security Party to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched. For the avoidance of doubt, this obligation does not include circulars to shareholders of a routine and non-material nature;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which (i) might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party and (ii) exceed the amount of two million Dollars ($2,000,000) in respect of the Guarantor and five hundred thousand Dollars ($500,000) in respect of a Borrower; and

(c)	promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request including, without limitation, cash flow analyses, quarterly reports on the financial and operating performance of each Vessel, in form and substance satisfactory to the Agent.

12.1.5	Notification of default

(a)	The Borrowers shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.1.6            "Know your customer" checks   If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(b)	any change in the status of a Borrower after the Signing Date; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.2	Financial covenants

12.2.1	At all times during the Facility Period, each Borrower shall maintain cash in its Earnings Account free of Encumbrances (other than in favour of the Security Agent) in an amount of not less than one million Dollars ($1,000,000).

12.2.2	At all times during the Facility Period the Guarantor will:-

(a)	maintain cash and Cash Equivalents (including available but undrawn working capital lines) in an amount of not less than seven hundred and fifty thousand Dollars ($750,000) per Fleet Vessel; and

(b)	not permit its maximum Leverage to exceed seventy per cent (70%); and

(c)	not permit its Consolidated Net Worth to be less than the Minimum Consolidated Net Worth,

which covenants shall be tested upon receipt of the interim financial statements delivered to the Agent pursuant to Clause 12.1.3 (Interim financial statements) for a period ending on each Quarter Date.

12.2.3	In the event that any member of the Group enters into a loan facility with other lenders or financial institutions on terms and conditions such that any financial covenants analogous to those covenants in Clause 12.2.2 are, to the Agent's opinion, on more favourable terms to those lenders or financial institutions, the Borrowers undertake to provide and to procure that the Guarantor provides the same terms and conditions to the Finance Parties on the terms and conditions to be agreed between the Agent (acting on the instructions of the Lenders) and the Borrowers.

12.3	General undertakings

12.3.1	Authorisations The Borrowers shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the

Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document and to enable the Borrowers to carry out their business and own their assets.

12.3.2	Compliance with laws Each Borrower shall, and shall procure that the Guarantor and its Vessel shall comply in all respects with all national and international laws, directives, regulations, decrees, rulings and such analogous rules, to which it may be subject, including but not limited to, rules relating to international sanctions and shall exercise its best endeavours to ensure that any charterers do the same, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents and shall be in possession of all proper trading certificates.

12.3.3	Conduct of business Each Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.3.4	Evidence of good standing The Borrowers will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

12.3.5	Negative pledge and no disposals Neither Borrower shall without the prior written consent of the Agent create nor permit to subsist any Encumbrance (other than a Permitted Encumbrance) or other third party rights over any of its present or future assets or undertaking nor dispose of any of those assets or of all or part of that undertaking.

12.3.6	Merger Neither Borrower shall without the prior written consent of the Agent enter into any amalgamation, demerger, merger or corporate reconstruction.

12.3.7	Change of business Neither Borrower shall without the prior written consent of the Agent make any substantial change to the general nature of its business from that carried on at the Signing Date.

12.3.8	No other business Neither Borrower shall without the prior written consent of the Agent engage in any business other than the ownership, operation, chartering and management of its Vessel.

12.3.9	No borrowings or other transactions Neither Borrower shall without the prior written consent of the Agent borrow any money (except for the Loan and any shareholder loans made by the Guarantor and the Guarantor's Subsidiaries or other indebtedness occurred by the Borrower in the normal course of it business, which are all fully subordinated to the Lenders or any borrowings the proceeds of which will be used to refinance the total amount of a Drawing) nor enter into any transaction (including a derivative transaction) which may result in the incurrence of any additional indebtedness or liabilities (including but not limited to any guarantees, whether financial or performance related, other than a Permitted Encumbrance).

12.3.10	No substantial liabilities Except in the ordinary course of business, neither Borrower shall without the prior written consent of the Agent incur any liability to any third party which is in the Agent's opinion of a substantial nature nor acquire or invert in any additional assets and/or investments other than its Vessel.

12.3.11	No loans or other financial commitments Neither Borrower shall without the prior written consent of the Agent make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for loans made in the ordinary course of business in connection with the chartering, operation or repair of its Vessel.

12.3.12	No dividends or non-arm's length transactions Each Borrower may pay any dividends or make any other distributions or advances of a revenue or capital nature to shareholders, or make any payments of principal or interest on amounts owned to related entities or persons, unless there is an Event of

Default or such dividend, distribution or payment would result in an Event of Default and provided that (a) the Security Parties are in compliance with the terms and conditions of the Finance Documents, including, without limitation (i) the provisions of Clause 12.2 (Financial Covenants) and (ii) Clause 10.13 (Additional Security) and (b)  the Guarantor is in compliance with clause 6.8 of the Guarantee. The Borrowers shall procure that the Guarantor shall without the consent of the Agent be permitted to declare or pay any Dividends or make any distribution provided that (a) no Event of Default has occurred and is continuing and (b) the Guarantor is in compliance with its financial covenants contained in clause 6.8 of the Guarantee and (c) the Borrowers are in compliance with all the covenants contained in this Agreement. The Guarantor may authorise, declare and distribute a dividend of Rights (as such term is defined in the Shareholder Rights Agreement and which are convertible into other securities as set out in the Shareholder Rights Agreement) as contemplated by the Shareholder Rights Agreement. Neither Borrower shall without the prior written consent of the Agent, enter into a transaction with an affiliate other than on arm's length terms unless otherwise provided in relation to the Borrowers pursuant to Clause 12.3.19 (No transaction with associated companies). For the avoidance of doubt, nothing in this Clause 12.3.12 shall prohibit the Guarantor from buying back already issued share capital.

12.3.13	No issue of shares Neither Borrower shall, without the prior written consent of the Agent, issue any new shares.

12.3.14	Inspection of records Each Borrower will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

12.3.15	No change in Relevant Documents The Borrowers shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents, other than in relation to (i) a Charter and (ii) non-material alterations to the terms of the Management Agreements, provided there is no Default.

12.3.16	Loan Administration The Borrowers shall provide a completed Loan Administration Form which, amongst other things, shall provide the Agent with the list of authorised persons ("Authorised Persons") who, on behalf of the Borrowers, may make information request or communicate generally with the Agent in relation to the ongoing administration of the Loan by the Agent throughout the Facility Period. The Authorised Persons shall also be the point of first contact with the Borrowers for the Agent in relation to the administration of the Loan. The list of Authorised Persons may only be amended or varied by an Authorised Person or director of the Borrowers.

12.3.17
No change in constitutional documents   The Borrowers shall procure that, without the prior written consent of the Agent, there shall be no alteration to any provision of the constitutional documents of any of the Security Parties.

12.3.18	Ownership of Borrowers The Borrowers undertake to remain 100% directly or indirectly owned throughout the Facility Period by the Pledgor.

12.3.19	No transaction with associated companies Neither Borrower shall without the prior written consent of the Agent, enter into any transactions (except on arm's length terms) with any associated companies or companies associated with the Guarantor or any other connected persons, unless reasonably entered in the Borrowers' normal course of business.

12.3.20	Subordination of shareholder loans The Borrowers shall procure that any shareholder loans and/or inter company borrowings or other indebtedness permitted by the terms of this Agreement and all claims of the Managers against the Borrowers and all sums owed to the Managers and all other material claims against the Borrowers are fully subordinated to the Indebtedness on terms acceptable to the Agent. The Borrowers shall be permitted to repay any shareholder loans unless an Event of Default has occurred and is continuing.

12.3.21	No change of ownership Each Borrower shall procure that, without the prior written consent of the Agent:-

(a)	there shall be no change in the ownership (whether legal or beneficial) or management control of either Borrower from that advised to the Agent on or before the Signing Date;

(b)	there shall be no Change of Control of the Guarantor; and

(c)	neither Borrower merges, splits up or divests itself of material assets.

12.3.22	Maintenance of security The Borrowers shall take all action necessary or desirable in connection with the registration and perfection of the security constituted by the Security Documents and maintain the same with valid first priority throughout the Facility Period.

12.3.23	Tax compliance Each Borrower shall comply with all tax laws and regulations binding upon it and/or any of its assets from time to time and neither Borrower shall make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document.

12.3.24	Material Creditors The Borrowers shall make reasonable endeavours to procure that all material creditors of the Borrowers agree not to petition for the insolvency or winding up or receivership of the Borrowers during the Facility Period.

12.3.25	Separate business Each Borrower undertakes to maintain itself and its respective business entirely separate from any other affiliate of the Borrowers and in particular (but without prejudice to the generality of the foregoing) the Borrowers:

(a)	will maintain completely separate books and records from any other affiliate of the Borrowers;

(b)	will maintain separate bank accounts;

(c)	will not co-mingle its assets together with the assets of another company or person;

(d)	will conduct its business in its own name;

(e)	will observe all corporate and other formalities required by its constitutional documents;

(f)	will prepare and maintain separate accounts and financial statements;

(g)	will maintain an arm's length relationship with the Managers and the Guarantor, and any affiliate of the Borrowers;

(h)	will pay its own liabilities out of its own funds;

(i)	will not become liable for third party obligations or pledge the Lenders' credit;

(j)	will allocate fairly and reasonably any overhead for shared office space and/or facilities (if applicable);

(k)	will not make available any loans or advances to any entity including the Pledgor or the Guarantor;

(l)	will use separate stationery, invoices and check books from any other affiliate of the Borrower;

(m)	will maintain adequate capital for its needs;

(n)	will hold itself out at all times as a separate entity and where appropriate correct any misapprehension of which it becomes aware in relation to its separate identity;

(o)	will retain no employees save for the master, officers and crew of the Vessel;

(p)	will not be or become the member of any other VAT group without the prior written consent of the Agent,

with the proviso that to the extent transactions are permitted under the other terms of this Agreement and the other Finance Documents such transactions are not prohibited by this Clause 12.3.25.

12.3.26	No security interest Neither Borrower shall create any form of security interest or quasi security interest over any of its assets or revenue without the prior written consent of the Agent, unless it is reasonably incurred in the normal course of its business.

12.3.27	ERISA Events The Borrowers shall furnish or cause to be furnished to the Lenders written notice forthwith upon (i) the occurrence of a Foreign

Termination Event or Foreign Underfunding which, when taken together with all ERISA Termination Events, ERISA Funding Events, Foreign Termination Events and Foreign Underfundings, could reasonably be expected to give rise to a Material Adverse Effect or (ii) the occurrence of any ERISA Termination Event or the occurrence or existence of any ERISA Funding Event.

12.3.28	No Plans No Security Party will enter into any Plan or Foreign Plan without obtaining the previous written consent of the Agent.

12.3.29	Changes in Offices No Security Party shall change the location of the chief executive office of any Security Party, the office of the chief place of business of any Security Party, or the office in which the records relating to the earnings or insurances of the Vessels are kept unless the Lenders shall have received sixty (60) days prior notice of such change.

12.4	Vessel undertakings

12.4.1	Mortgage undertakings Each Borrower shall comply with the Vessel undertakings in the Mortgage to which it is a party in respect of its Vessel.

12.4.2	Major damage If a damage to a Vessel occurs which may reasonably be expected to cost more than five hundred thousand Dollars ($500,000) to repair and is not covered by the Insurances for any reason including, but without limitation, breach of warranty by any named assured, the Borrowers undertake to repair the said damage within fifteen (15) days of the occurrence of such damage or within such other period as may be agreed by the Agent in its discretion.

12.5	Sanction Program Each Borrower guarantees and undertakes as follows:

(a)	the Borrowers or any company that directly or indirectly belongs to the Borrowers is not subject to any UN, US, EU, or any other sanctions regime regarding in particular, but not exclusively, economic sanctions against Iran ("Sanction Program");

(b)	the Borrowers will not transport any goods with the Vessels, that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanction Program;

(c)	neither Vessel will be sold, chartered, leased or otherwise provided directly or indirectly by the Borrowers to any person or company which is prohibited to contract under any Sanction Program;

(d)	neither Vessel will be sold, chartered, leased or otherwise provided directly or indirectly by the Borrowers to any person or company which is prohibited to contract under any Sanction Program if there is any indication that such person or company is dealing with goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanction Program, or has business contacts with a person or company which is dealing with such goods;

(e)	if a Borrower finds out that its Vessel, without that Borrower’s knowledge, has been sold, chartered, conferred, leased or otherwise provided directly or indirectly to any person or company which is prohibited to contract under any Sanction Program, or which is dealing with goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanction Program or for which there is any indication that it has business contacts with a person or company which is dealing with such goods, the Borrower shall terminate as soon as possible and at the latest after thirty (30) days the relationship with the prohibited person or company under the premise that the Finance Parties would commit a breach of law by this behaviour. In this case the Borrower will also inform the Finance Parties immediately;

(f)	neither Vessel will be chartered, conferred, leased or otherwise provided directly or indirectly by the Borrowers to any charterer or other third person or company for which there is any indication that such person or company carries out business with a person or company that is prohibited to contract under any Sanction Program, or has business contacts with such a person or company that is prohibited to contract under any Sanction Program;

(g)	neither Vessel will be chartered, conferred, leased or otherwise provided directly or indirectly by the Borrowers to any charterer or other third person or company, if there is any indication that such charterer, person or company carries out business with a person or company dealing with goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanction Program, or has business contacts to a person or company dealing with such goods;

(h)	if a Borrower finds out that its Vessel, without the Borrowers' knowledge, has been chartered, conferred, leased or otherwise provided directly or indirectly by the Borrowers to any charterer or other third person for which there is any indication that the charterer or other third person carries out business with any person or company which is prohibited to contract, or deals with goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported, under any Sanction Program, that Borrower shall immediately interrupt the relationship with this charterer or third person under the premise that the Finance Parties would commit a breach of law by this behaviour. In this case the Borrowers will also inform the Finance Parties immediately;

(i)	if a Borrower charters its Vessel out to a charterer or sells or provides that Vessel to any other third person or company, that Borrower, upon request from the Finance Parties, shall provide evidence to the Finance Parties regarding the identification of the charterer, the purchaser, the person or company to whom the Vessel in question is provided, and the ultimate beneficial owner;

(j)	each Borrower agrees to provide the Finance Parties upon their request with all relevant documentation related to its Vessel, the contract partners of that Borrower’s and the transported goods to prove that that Borrower acts within any Sanction Program; and

(k)	each Borrower undertakes to make all charterers and operators of its Vessel aware of the requirements of this compliance with laws clause and shall procure that they act in accordance with the requirements contained in this Clause 12.5.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1	Non-payment The Borrowers do not pay on the due date any amount payable by them under a Finance Document at the place at and in the currency in which it is expressed to be payable unless (a) its failure to pay is caused by administrative or technical error or a Disruption Event and (b) payment is made within two (2) Business Days of its due date.

13.1.2	Other obligations A Security Party or any other person (except a Finance Party) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and does not relate either to the Insurances or to compliance with Clause 10.13 (Additional security) and is remedied within ten (10) Business Days of the Agent giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply.

13.1.3	Misrepresentation Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4	Cross default Any Financial Indebtedness of a Security Party or the Group or any member of the Group:

(a)	is not paid when due or within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

13.1.5	Insolvency

(a)	A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of a Security Party.

13.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party (and which in the case of an involuntary action by a third party is not dismissed within thirty (30) days after the commencement of such action);

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

13.1.7	Creditors' process and material litigation Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party and is not discharged within fourteen (14) days or a Security Party becomes involved in litigation which might adversely affect its ability to perform any obligation under any Security Document to which it is a party.

13.1.8	Change of Control There is a Change of Control.

13.1.9	Change in ownership or control of the Borrowers There is any change in the beneficial ownership or control of a Borrower from that advised to the Agent by the Borrowers at the Signing Date.

13.1.10	Repudiation etc A Security Party or any other person (except a Finance Party) repudiates any of the Finance Documents to which that Security Party or person is a party or evidences an intention to do so or any event occurs which in the reasonable opinion of the Agent may result in a repudiation of the contract.

13.1.11	Impossibility or illegality Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by a Finance Party or a Security Party or jeopardise the security afforded by any Finance Document.

13.1.12	Conditions subsequent Any of the conditions referred to in Clause 3.4 (Conditions subsequent) is not satisfied within the time reasonably required by the Agent.

13.1.13	Revocation or modification of authorisation Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except a Finance Party) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of a Finance Party, or ceases to remain in full force and effect.

13.1.14	Curtailment of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.15	Reduction of capital Save as permitted under this Agreement, a Security Party reduces its authorised or issued or subscribed capital. For the avoidance of doubt, the Guarantor is permitted to buy back already issued share capital.

13.1.16	Loss of Vessel A Vessel suffers a Total Loss or is otherwise, destroyed or abandoned, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Security Agent as security for the payment of all or any part of the Indebtedness, except that a Total Loss (which term shall for the purposes of the remainder of this Clause 13.1.16 include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:

(a)	that Vessel or other vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)	payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within one hundred and eighty (180) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree; and

(d)	the Borrowers provide alternative security acceptable to the Agent in its discretion in place of that Vessel or other vessel acceptable to the Agent in its discretion.

13.1.17	Challenge to registration The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

13.1.18	War or instability The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power or there is instability which may affect the country of the flag of a Vessel or otherwise becomes unstable and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.19	Notice of termination The Guarantor gives notice to the Security Agent to determine its obligations under the Guarantee.

13.1.20	Material adverse effect Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

13.1.21	Class certification withdrawal A Vessel is withdrawn from its class.

13.1.22	Environmental incident Any incident occurs affecting a Borrower or a Vessel or any Charterer or the Managers (or any of them) which may give rise to an Environmental Claim which may have a materially adverse effect on the ability of any Security Party to perform any obligations under any Security Document to which it is a party.

13.1.23	Arrest A Vessel is arrested or detained by any person other than any government or persons acting on behalf of any government and is not released from the arrest or detention within 10 days of the occurrence of such arrest or detention.

13.1.24	Material Litigation Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to any of the Finance Documents or the transactions contemplated in any of the Finance Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

13.1.25	ERISA An ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding shall occur that, in the reasonable opinion of the Majority Lenders, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign

Termination Events and Foreign Underfundings that have occurred, could reasonably be expected to have a Material Adverse Effect.

13.2	Acceleration If an Event of Default is continuing the Agent may by notice to the Borrowers cancel any part of the Maximum Loan Amount not then advanced and:

13.2.1	declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent.

14	Assignment and Sub-Participation

14.1	Lenders' rights A Lender may, without notice to or the consent of the Borrowers or the Guarantor or any charterer, assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any third party, to any other branch of that Lender or to any other bank or financial institution or (for the purpose of a securitisation of that Lender's rights or obligations under the Finance Documents or a similar transaction of broadly equivalent economic effect) to any special purpose vehicle, and may grant sub-participations in all or any part of its Commitment.

14.2	Borrowers' co-operation The Borrowers will co-operate fully, and will procure that the Guarantor and any charterer co-operates fully, with a Lender in connection with any assignment, transfer or sub-participation or securitisation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorise any Finance Party to disclose to any proposed assignee, transferee or sub-participant or to any third party (whether before or after any assignment, transfer, sub-participation or securitisation and whether or not any assignment, transfer, sub-participation or securitisation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessels which any Finance Party may in its discretion consider necessary or desirable but subject to causing no material adverse effect for the Borrowers or the Guarantor.

14.3	Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender PROVIDED THAT:

14.3.1	if, as a result of circumstances existing at the date of the assignment, the Borrowers would be obliged to make a payment to the assignee under Clause 8.5 (Increased costs) or Clause 17.3 (Grossing-up), then the assignee shall only be entitled to receive payment under that Clause to the same extent as that Lender would have been if the assignment had not taken place; and

14.3.2	an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary "Know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4	Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1	to the extent that that Lender seeks to transfer its rights and obligations, the Borrowers (on the one hand) and that Lender (on the other) shall be released from further obligations towards the other;

14.4.2	the Borrowers (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1 PROVIDED THAT if, as a result of circumstances existing at the date of the Transfer Certificate, the Borrowers would be obliged to make a payment to the transferee under Clause 8.5 (Increased costs) or Clause 17.3 (Grossing-up), then the transferee shall only be entitled to receive payment under that Clause to the same extent as that Lender would have been if the transfer had not taken place; and

14.4.3	the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender with the rights and obligations transferred to it as a result of the transfer

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of two thousand five hundred Dollars ($2,500) (at Agent's option).

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

14.5	Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender's rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender's rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrowers No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7	Securitisation Any Lender may include all or part of its rights or obligations under the Finance Documents in a securitisation (or similar transaction of broadly equivalent economic effect) without consultation with or consent of the Borrowers or the Guarantor or any charterer. The Borrowers will, at the cost of the relevant Lender, co-operate fully with that Lender, and will procure that the Guarantor and any charterer cop-operate fully with that Lender, in connection with any such securitisation (or similar transaction) by that Lender and will execute and procure the execution of such documents as that Lender may require in that connection. The relevant Lender may disclose all information relating to the Security Parties, the Loan and the Relevant Documents and the Vessels to any investor or potential investor in such securitisation (or similar transaction).

15	The Agent, the Security Agent and the Lenders

15.1	Appointment

15.1.1	Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2	Each Lender authorises the Agent and each Lender and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3	Except where the context otherwise requires or where expressly provided to the contrary, references in this Clause 15 to the "Agent" shall mean the Agent and the Security Agent individually and collectively.

15.2	Authority Each of the other Finance Parties irrevocably authorises the Agent (subject to Clauses 15.4 (Limitations on authority) and 15.18 (Instructions)):

15.2.1	to execute on its behalf any Finance Document (other than this Agreement) and any variation or amendment of any Finance Document (including this Agreement);

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the instructions from time to time of the Majority Lenders to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4	acting on the instructions from time to time of the Majority Lenders to exercise, or refrain from exercising, any rights, powers, authorities or discretions (including, without limitation, determining matters to be acceptable to or agreed by the Agent) under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3	Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1	the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

15.3.2	the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the Signing Date.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

15.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.4.1	release or vary any security given for the Borrowers' obligations under this Agreement; nor

15.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	reduce the Margin; nor

15.4.4	change the meaning of the expression "Majority Lenders"; nor

15.4.5	change the order of application of any moneys set out in this Agreement; nor

15.4.6	exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders or dependent on the instructions of all the Lenders; nor

15.4.7	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.8	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.9	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.10	agree to change this Clause 15.4;

and any amendment or waiver which relates to any of the above matters referred to in this Clause 15.4 shall not be entered into by the Agent until all the Lenders have agreed its terms. Any other amendment or waiver may be entered into by the Agent with the consent of the Majority Lenders.

15.5	Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent's gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender acknowledges that:

15.6.1	it has not relied on any representation made by the Agent or any of the Agent's directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2	it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4	the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.

15.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.7.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3	the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.8	The Agent's rights The Agent may:

15.8.1	assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6	refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9	The Agent's duties The Agent shall:

15.9.1	if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.10	No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11	Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party's subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12	Indemnity The Lenders shall, promptly on the Agent's request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent's gross negligence or wilful misconduct.

15.13	Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14	Distribution of payments The Agent (which term shall not for the purposes of this Clause 15.14 include the Security Agent) shall pay promptly to the order of each Finance Party every sum of money received by the Agent pursuant to the Finance Documents for that Finance Party and until so paid such amount shall be held by the Agent on trust absolutely for that Finance Party. If the Agent receives a sum of money which is insufficient to discharge all the amounts then due and payable to every Finance Party under any one or more of the Finance Documents, the Agent shall apply that sum in accordance with the order set out in Clauses 10.12.15 to 10.12.10 inclusive (Application of moneys by Security Agent).

15.15	Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 (Distribution of payments) before it has itself received payment of that amount, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement.
15.16	Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set‑off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender's Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 (Rescission of Excess Amount) as the "Excess Amount") then:

15.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3	the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of Clause 15.14 (Distribution of payments)

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17	Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 (Redistribution of payments) shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 (Redistribution of payments) shall apply only to the retained amount.

15.18	Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent's request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.20	"Know your customer" checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21	Resignation Subject to a successor being appointed in accordance with this Clause 15.21, the Agent may resign as agent and/or security agent at any time without assigning any reason by giving to the Borrowers and the Lenders notice of its intention to do so, in which event the following shall apply:

15.21.1	the Lenders may within thirty (30) days after the date of the Agent's notice appoint a successor to act as agent and/or security agent or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

15.21.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrowers and the Lenders;

15.21.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.21.4	the Agent's successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.22	No fiduciary relationship Except as provided in Clauses 15.3 (Trust) and 15.14 (Distribution of payments), the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

16	Set-Off

16.1	Set-off A Finance Party may set off any matured obligation due from the Borrowers under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to any Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17	Payments

17.1	Payments Each amount payable by a Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrowers in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2	No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by a Borrower under a Finance Document shall, subject only to Clause 17.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3	Grossing-up If at any time any law requires (or is interpreted to require) a Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, under a Finance

Document, the Borrowers will promptly notify the Agent and, simultaneously with that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4	Evidence of deductions If at any time a Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, that Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5	Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.6	Control account The Agent shall open and maintain on its books a control account in the names of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers' obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.6 and those entries will, in the absence of manifest error, be conclusive and binding.

17.7	Clawback The Agent shall have no liability to pay any sum to the Borrowers until it has itself received payment of that sum. If, however, the Agent does pay any sum to the Borrowers on account of any amount prospectively due to the Borrowers pursuant to Clause 4 (Advance) before it has itself received payment of that amount, the Borrowers will, on demand by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement.

18	Notices

18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2	Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrowers:-
c/o Genco Shipping & Trading Limited
299 Park Avenue
12 th Floor
New York, NY 10171
marked for the attention of: John Wobensmith
Fax no: +1 646 443 8555
Email: John.Wobensmith@gencoshipping.com

18.2.2	in the case of each Lender, at the address below its name in Schedule 1 (The Lenders and the Commitments) or (as the case may require) in the relevant Transfer Certificate;

18.2.3	in the case of the Agent and the Security Agent:-
DVB Bank SE
Park House
6th Floor
London EC2M 7EB
England
Fax No: +44 207 256 4352
Email:  TLS.London@dvbbank.com

and with a simultaneous copy to:

DVB Bank SE
3 Moraitini Street & 1 Palea Leof. Posidonos
Delta Paleo Faliro
175 61  Athens, Greece
Fax: +30 210 455 7420

Email: dbg@dvbbank.com

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection with this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrowers shall be sent through the Agent.

Any communication or document which becomes effective, in accordance with this Clause 18.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

18.4	Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

18.6.1	Any communication to be made between any two Parties under or in connection with this Agreement may be made by electronic mail or other electronic means to the extent that those two Parties agree that this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

18.6.2	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

18.6.3	Any electronic communication which becomes effective, in accordance with Clause 18.6.2, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Joint and several liability

21.1	Nature of liability The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

21.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Security Party under or in connection with any Finance Document;

21.1.2	any amendment, variation, novation or replacement of any other Finance Document;

21.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Borrower or any other Security Party for any reason;

21.1.4	the winding-up or dissolution of any other Borrower or any other Security Party;

21.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Security Party; or

21.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.

21.2	No rights as surety Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Security Party:

21.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

21.2.2	exercise any right of contribution from any other Borrower or any other Security Party under any Finance Document; or

21.2.3	exercise any right of set-off or counterclaim against any other Borrower or any other Security Party; or

21.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Security Party; or

21.2.5	unless so directed by the Agent (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Security Party in competition with any Finance Party and each Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

22	Miscellaneous

22.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

22.2	Further assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

22.3	Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

22.4	Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

22.4	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

22.6	Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

22.7	Disclosure Without prejudice to Clause 14.2 (Borrower's co operation) and Clause 14.7 (Securitisation) and subject to causing no material adverse effect to the Borrowers or the Guarantor, the Borrowers irrevocably authorise , and shall procure that the Guarantor shall irrevocably authorise, the Finance Parties to disclose from time to time information relating to the Security Parties, the Loan, the Relevant Documents, the Vessels, that Finance Party's account, any Commitment and any agreement entered into by any Security Party in connection with the Finance Documents to:

(a)	any private, public or internationally recognised authority;

(b)	a Finance Party's head offices, branches, affiliates or professional advisers;

(c)	any other party to the Finance Documents or its professional advisers;

(d)	any rating agency or its professional advisers;

(e)	any person with whom any Finance Party proposes to enter (or contemplate entering) into contractual relations in relation to the Loan and/or any Commitment; and

(f)	any other person(s) in relation to the funding, financing, refinancing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including, without limitation, any enforcement or preservation, assignment, transfer, sale or sub-participation of any of the rights and obligations of any Finance Party under the Finance Documents.

23	Law and Jurisdiction

23.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

23.2	Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

23.3	Alternative jurisdictions Nothing contained in this Clause 23 shall limit the right of the Finance Parties to commence any proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

23.4	Waiver of objections Each Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 23, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

23.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, each Borrower:

23.5.1	irrevocably appoints WFW Legal Services Limited present of 15 Appold Street, London EC2A 2HB, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

23.5.2	agrees that failure by a process agent to notify any Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1: The Lenders and the Commitments

The Lenders	The Commitments

DVB BANK SE	$44,000,000
Platz der Republik 6
D-60325 Frankfurt am Main
Federal Republic of Germany
fax no: +44 207 256 4352 marked for the attention of Transaction and Loan Services for the purposes of Clause 18 (Notices) with a copy to
DVB BANK SE
3 Moraitini Street & 1 Palea Leof. Posidonos
Delta Paleo Faliro
175 61 Athens, Greece
Fax: +30 210 455 7420
Email: dbg@dvbbank.com

SCHEDULE 2: Conditions Precedent and Subsequent

Part I: Conditions precedent

1	Security Parties
(a)	Constitutional Documents Copies of the constitutional documents of each Security Party, together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf,

 provided that in the case of the Guarantor such resolution may be a general resolution on the basis that such resolution shall be followed by a specific ratifying resolution pursuant to Part II item 9 of this Schedule.

(d)	Specimen signatures and copy passports A specimen of the signature and a copy of the passport of each person authorised by the resolutions referred to in paragraph (c) above.

(e)	Shareholder resolutions A copy of a resolution signed by all the holders of the issued shares in each Borrower, approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Borrower is a party.

(f)	Officer's certificates A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of

Schedule 2 is correct, complete and in full force and effect and setting out the names of the directors and officers of that Security Party and in the case of the Borrowers setting out the shareholders of that Borrower and the proportion of shares held by each shareholder.

(g)	Evidence of registration Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(h)	Powers of attorney The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower, of:

(i)	the MOA;

(ii)	if applicable, such documents as the Agent may reasonably require to evidence the nomination of the Borrower as purchaser of the Vessel pursuant to the MOA;

(iii)	the bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(iv)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Seller to the Borrower pursuant to the relevant MOA;

(v)	any charterparty or other contract of employment of the Vessel which will be in force on the Drawdown Date, including without limitation, any Initial Charter;

(vi)	the Management Agreement;

(vii)	the ISM Company's current DOC;

in each case together with all addenda, amendments or supplements.

(b)	Evidence of stability booklet and light displacement tonnage Documentary evidence in form and substance acceptable to the Agent of the stability booklet (if applicable) with a copy of the approval page evidencing the name of the Vessel, the stamp of class, the description of the Vessel and the light displacement tonnage for the Vessel (without the ballast and with fuel figures for constants stated) acceptable to the Agent.

(c)	Capital structure Evidence in form and substance acceptable to the Agent of the each Borrower's and the Pledgor's capital structure (including equity and any subordinated debt).

(d)	Evidence of Seller's title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Vessel's current flag confirming that the Vessel is owned by the Seller and free of registered Encumbrances and an undertaking by the Seller to delete the Vessel from its registered flag.

(e)	Evidence of Borrower's title Evidence that on the Drawdown Date (i) the Vessel will be at least provisionally registered under an Approved Flag in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(f)	Evidence of insurance Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent. The Borrowers shall notify the identity of the insurers and the main terms of the Insurances that will be affected to the Agent at least fifteen (15) days prior to the relevant Delivery Date.

(g)	Confirmation of class An interim Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with American Bureau of Shipping or such other classification society as may be acceptable to the Agent free of recommendations, qualifications and requirements unless otherwise agreed by the Agent in writing.  The Borrower shall notify the identity of the class and the classification society to the Agent at least fifteen (15) days prior to the relevant Delivery Date.
(h)	Valuation Not more than one (1) month prior to the relevant Drawdown Date or such other period as the Agent may agree, a valuation of the Vessel from an Approved Broker addressed to the Agent to be issued in accordance with the requirements of Clause 10.14.1 (Fair Market Value determination) certifying the Fair Market Value of the Vessel.

(i)	Security Documents The Mortgage, the Assignment, the Guarantor's Assignments and the Managers' Undertakings, each in respect of the Vessel and the Guarantee, the Account Charges, the Account Control Agreements and the Share Pledges, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(j)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Accounts, as the Security Agent may require.

(k)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(l)	Equity contribution Evidence of full payment to the Seller of any part of the purchase price of the Vessel under the relevant MOA which is payable on or before the relevant Drawdown Date and which is not being financed by the Loan.

(m)	The Account Holder's confirmation The written confirmation of the Account Holder that the Earnings Accounts have been opened with the Account Holder and to its actual knowledge are free from Encumbrances and rights of set off other than as created by or pursuant to the Security Documents.

(n)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 2.

(o)	Loan Administration Form A duly completed Loan Administration Form.

(p)	Searches The Security Agent shall have received UCC searches satisfactory to it that there are no Encumbrances (other than Permitted Encumbrances) affecting any of the assets of the Borrowers.

3	Legal opinions

If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form or forms provided to the Agent prior to the Signing Date or confirmation satisfactory to the Agent that such an opinion will be given.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 23.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements of each Borrower.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 8 (Indemnities) and Clause 9 (Fees) have been paid or will be paid by the relevant Drawdown Date.

(f)	"Know your customer" documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part II: Conditions subsequent

1	Evidence of Borrower's title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Recital (A) confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2	Deletion by SellerEvidence that the Vessel has been deleted from its current flag to be provided to the Agent within 30 days following a Vessel’s delivery.

3	Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties to be provided to the Agent within 30 days following a Vessel’s delivery.

4	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part I of this Schedule 2 to be provided to the Agent within 30 days following a Vessel’s delivery.

5	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent to be provided to the Agent within 15 Business Days following a Vessel’s delivery provided that the Agent’s lawyers have distributed the relevant Finance Documents and instructed the relevant lawyers to issue their legal opinions.

6	Master's receipt The master's receipt for the Mortgage to be provided to the Agent within 30 Business Days following a Vessel’s delivery.

7	Vessel Documents. The Vessel’s SMC, ISSC and IAPPC together with evidence of the Vessel’s Certificate of Finance Responsibility issued pursuant to the Limited States Oil Pollution Act 1990, the Vessel’s Safety Construction, Safety Equipment, Safety Radio, Oil Pollution Prevention and Load Line Certificates and the Vessel’s Tonnage Certificate to be provided to the Agent within 5 Business Days following a Vessel’s delivery.

8	Companies Act registrations / UCC financing statement (documents of similar import) filings / Certificate of registration issued by the Hong Kong Companies Registry: Evidence that the prescribed particulars of any Finance Documents received by the Agent pursuant to Part I of this Schedule 2 have been delivered to the relevant Registrar of

Companies, the Hong Kong Companies Registry, or other equivalent authorities, or the required UCC financing statements (or documents of similar import), have been registered or filed, within the statutory time limit.

9	Board resolutions Such of the resolutions of the board of directors of the Guarantor specified in Part I of this Schedule 2 as have not already been provided to the Agent to be provided to the Agent by not later than 28 February 2014.

SCHEDULE 3: Form of Drawdown Notice

To: DVB BANK SE

From: BALTIC TIGER LIMITED
BALTIC LION LIMITED
Date

Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                      2013 made between, amongst others, ourselves and yourselves (the "Agreement").

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance Drawing [A][B] in the sum of [     ] to us on                       2013, which is a Business Day, by paying the amount of the Drawing in accordance with the provisions of the relevant MOA in respect of Vessel [A][B].

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on               2013, that no Default has occurred and is continuing, and that no Default will result from the advance of the Drawing requested in this Drawdown Notice.

[We select the period of [       ] months as the first Interest Period.]

Yours faithfully

For and on behalf of
BALTIC TIGER LIMITED
BALTIC LION LIMITED

SCHEDULE 4: Form of Transfer Certificate

To:	DVB BANK SE

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated, the "Loan Agreement") dated                      2013, on the terms and subject to the conditions of which a secured loan facility of up to $44,000,000 was made available to BALTIC TIGER LIMITED and BALTIC LION LIMITED on a joint and several basis by a syndicate of banks on whose behalf you act as agent and security agent.

1	Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms "Transferor" and "Transferee" are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading "Transferor's Commitment" accurately summarise its Commitment; and

2.2	requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3	The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6	Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7	The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2	support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate and any non-contractual obligations arising out of or in connection with it shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier than the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

DVB BANK SE as Agent

By:

Date:

SCHEDULE 5: Form of Compliance Certificate

To:	DVB BANK SE

From:	BALTIC TIGER LIMITED
BALTIC LION LIMITED

Dated:

Dear Sirs

Baltic Tiger Limited and Baltic Lion Limited – US$44,000,000 Loan Agreement dated [                   ] 2013 (the "Agreement")

We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We, [the Borrowers] [the Guarantor] confirm that:

12.2.1	[There is cash in the Earnings Account in respect of Vessel A in the amount of [ ]

[There is cash in the Earnings Account in respect of Vessel B in the amount of [  ]]
12.2.2

(a)	[Our cash [and Cash Equivalents (including available but undrawn working capital lines)] are equal to: [ ]];

(b)	Leverage is equal to [ ] per cent; and

(c)	Consolidated New Worth is equal to [ ].

We confirm that no Default is continuing.

Signed:
	Chief Financial Officer	Chief Financial Officer
	BALTIC TIGER LIMITED/	BALTIC LION LIMITED
	[BALTIC TRADING LIMITED]	[BALTIC TRADING LIMITED]

SCHEDULE 6: Loan Administration Form

To:	DVB Bank SE

We hereby appoint the following persons to act as our point of contact with regards to any issue arising in connection with the administration to the agreement dated [                              ] 2013 made between (among others) yourselves and ourselves (the "Loan Agreement") or any other documents related to the Loan:

1	[	],	of	[			],	Tel:	[	],
	Mobile [			],	e-mail:	[ ].
2	[	],	of	[			],	Tel:	[	],
	Mobile [			],	e-mail:	[ ].
3	[	],	of	[			],	Tel:	[	],
	Mobile [			],	e-mail:	[ ].

No other persons other than the Directors of the Borrowers or the persons listed above (the "Authorised Persons") are hereby authorised to request any information from you regarding the Loan Agreement or any other matter related to the Loan or the Borrowers or communicate with you in any way regarding the foregoing in and under any circumstances.

For the avoidance of doubt, the following are the Directors of each Borrower:

1	[	],	of	[			],	Tel:	[	],
	Mobile [			],	e-mail:	[ ].
2	[	],	of	[			],	Tel:	[	],
	Mobile [			],	e-mail:	[ ].
3	[	],	of	[			],	Tel:	[	],
	Mobile [			],	e-mail:	[ ].

This list of authorised persons may only be amended, modified or varied in writing by an Authorised Person with copy to the other Authorised Persons.

We agree to indemnify you and hold you harmless in relation to any information you provide to any Authorised Person.

Words and expressions defined in the Loan Agreement shall bear the same meanings when used herein.

This letter shall be governed and construed in accordance with English law.

Yours faithfully

For and on behalf of
BALTIC TIGER LIMITED
BALTIC LION LIMITED

SCHEDULE 7: Approved List of Shipbrokers

Astrup Fearnleys
RS Platou ASA
Vesselvalue Ltd.
Golden Destiny
Clarksons
ICAP Shipping International Limited
Simpson, Spence & Young
Maritime Strategies International Ltd

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by Constance Daws		)
as duly authorised attorney-in-fact		)
for and on behalf of		)	/s/ Constance Daws
BALTIC TIGER LIMITED		)
in the presence of:		)

Witness signature:	/s/ Theodora Kokota
Name: Theodora Kokota
Address: Stephenson Harwood LLP
1 Finsbury Circus
London
EC2M 7SH

SIGNED by Constance Daws		)
as duly authorised attorney-in-fact		)
for and on behalf of		)	/s/ Constance Daws
BALTIC LION LIMITED		)
in the presence of:		)

Witness signature:	/s/ Theodora Kokota
Name: Theodora Kokota
Address: Stephenson Harwood LLP 1 Finsbury Circus London
EC2M 7SH

SIGNED by		)
as duly authorised attorney-in-fact		)
for and on behalf of		)	/s/ Valentina Nikiforova
DVB BANK SE (as a Lender))			Valentina Nikiforova
in the presence of:		)	Attorney-in-fact

Witness signature:	/s/ Theodora Kokota
Name: Theodora Kokota
Address: Stephenson Harwood LLP 1 Finsbury Circus London
EC2M 7SH

SIGNED by		)
as duly authorised attorney-in-fact		)
for and on behalf of		)	/s/ Valentina Nikiforova
DVB BANK SE (as the Agent))			Valentina Nikiforova
in the presence of:		)	Attorney-in-fact

Witness signature:	/s/ Theodora Kokota
Name: Theodora Kokota
Address: Stephenson Harwood LLP 1 Finsbury Circus London EC2M 7SH

SIGNED by		)
as duly authorised attorney-in-fact		)
for and on behalf of		)	/s/ Valentina Nikiforova
DVB BANK SE (as the Security Agent))			Valentina Nikiforova
in the presence of:		)	Attorney-in-fact

Witness signature:	/s/ Theodora Kokota
Name: Theodora Kokota
Address: Stephenson Harwood LLP 1 Finsbury Circus London EC2M 7SH